EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration No. 811-22033 on Form N-1A of our report dated October 16, 2007, relating to the financial statements and financial highlights of MFS Institutional Money Market Portfolio, appearing in the Annual Report on Form N-CSR of MFS Series Trust XIV for the year ended August 31, 2007, and to the references to us under the headings “Financial Highlights Information” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2007